Exhibit 4.01

LEHMAN BROTHERS HOLDINGS INC.

15.00% Reverse Exchangeable Notes Linked to the Least Performing Common Stock in a
Basket of Common Stocks due February 15, 2008

Number R-1	$1,000,000
ISIN US524908UV01	CUSIP 524908UV0

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.  UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $1,000 principal amount of the Securities represented hereby, an amount equal to the Payment at Maturity and to make coupon payments on the principal amount hereof, as provided below under “Coupon Payments.”

Any amount payable on the Maturity Date hereon will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER

PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

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IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated:    February 14, 2007

[SEAL]	LEHMAN BROTHERS HOLDINGS INC.

	By:	/s/ James J. Killerlane III
Vice President

	Attest:	/s/ Jin Lee
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A. as Trustee

By:	/s/ John J. Byrnes
Authorized Officer

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Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as 15.00% Reverse Exchangeable Notes Linked to the Least Performing Common Stock in a Basket of Common Stocks Due February 15, 2008 (herein called the “Securities”).  The Company may, without the consent of the holders of the Securities, create and issue additional notes ranking equally with the Securities and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the Securities; provided that no additional notes can be issued if an Event of Default has occurred with respect to the Securities.  This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Payment at Maturity and the amount to be paid on each Coupon Payment Date, at the request of the Trustee, shall be determined by the Calculation Agent pursuant to the Calculation Agency Agreement.  The Trustee shall fully rely on the determination by the Calculation Agent of the Payment at Maturity and the amount to be paid on each Coupon Payment Date and shall have no duty to make any such determination.  The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Payment at Maturity and the amount to be paid on each Coupon Payment Date on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date and each Coupon Payment Date.

All calculations with respect to the Initial Share Prices, the Prices or Closing Prices, as applicable, of the Reference Stocks during the Monitoring Period, the Final Share Prices and the Payment at Maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.  The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Payment at Maturity calculated as though the date of acceleration were the Observation Date, plus, if applicable, any accrued and unpaid coupon payments on the Securities. Upon any acceleration of the Securities, any coupon payment will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Coupon Payment Date for which a coupon payment was made.  If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Securities at the time Outstanding to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected.  It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Payment at Maturity and coupon payments with respect to this Security.

The Securities are issuable in denominations of $1,000 and any whole multiples of $1,000.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary.  All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, premium, if any, or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company intends to treat, and by purchasing this Security, the Holder agrees to treat, for all tax purposes, this Security as a financial contract giving rise to capital gain or loss, rather than as a debt instrument.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Basket” shall mean the basket initially composed of the common stocks of General Electric Company (NYSE: GE), International Business Machines Corporation (NYSE: IBM), Intel Corporation (NASDAQ: INTC) and Wal-Mart Stores, Inc. (NYSE: WMT) (each a “Reference Stock” and, together, the “Reference Stocks”). Any Reference Stock issuer may be changed in certain circumstances, as described below under “Anti-dilution Adjustments—Reorganization Events.”

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York are authorized or obligated by law to close.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Payment at Maturity, which term shall, unless the context otherwise requires, include its successors and assigns.  The initial Calculation Agent shall be Lehman Brothers Inc.

“Cash Value” shall mean the amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price of the Least Performing Reference Stock and (2) the Final Share Price of the Least Performing Reference Stock.

“Closing Price” of one share of each Reference Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

•                  if such Reference Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Reference Stock (or any such other security) is listed or admitted to trading,

•                  if such Reference Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (“NASD”) on such day;

•                  if such Reference Stock (or any such other security)  is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or

•                  if, because of a Market Disruption Event or otherwise, the last reported sale price for such Reference Stock (or any such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the Calculation Agent, of the bid prices for such Reference Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of any of the Company’s affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained.

The term OTC Bulletin Board will include any successor service thereto.

“Company” shall have the meaning set forth on the face of this Security.

“Coupon Payment Date” shall mean the 15th day of each month, commencing on March 15, 2007 to, and including, the Maturity Date.  If any Coupon Payment Date falls on a day that is not a business day, then any payment required to be made on such Coupon Payment Date will instead be made on the next succeeding Business Day following such scheduled Coupon Payment Date, unless that day falls in the next calendar month, in which case the Coupon Payment Date will be the first preceding day that is a Business Day.

“Coupon Period” is the period beginning on, and including, the issue date of the Securities and ending on, but excluding, the first Coupon Payment Date, and each successive period beginning on, and including, a Coupon Payment Date and ending on, but excluding, the next succeeding Coupon Payment Date.

“Coupon Rate” shall mean 15.00% per annum.

“Final Share Price” for each Reference Stock shall equal the Closing Price of the Reference Stock on the Observation Date.

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Initial Share Price” for each Reference Stock shall equal the Closing Price of such Reference Stock on the Pricing Date, divided by the Stock Adjustment Factor for such Reference Stock. The Initial Share Price of each Reference Stock shall initially be as follows:

Reference Stock	Initial Share Price
General Electric Company	$35.53
International Business Machines Corporation	$98.55
Intel Corporation	$21.02
Wal-Mart Stores, Inc.	$47.97

“Least Performing Reference Stock” shall mean the Reference Stock with the lowest value of all the Reference Stocks included in the Basket, with value calculated as the product of (i) $1,000 divided by the Initial Share Price for such Reference Stock times (ii) the Final Share Price for such Reference Stock.

“Market Disruption Event” means, with respect to each Reference Stock (or any security for which a Closing Price must be determined):

(1)           the occurrence or existence of a suspension, absence or material limitation of trading of such Reference Stock (or such security) on the primary market for such Reference Stock (or such security) at any time during the one hour period preceding the close of the principal trading session in such market;

(2)           a breakdown or failure in the price and trade reporting systems of the primary market for such Reference Stock (or such security) as a result of which the reported trading prices for such Reference Stock (or such security) during the last one hour period preceding the close of the principal trading session in such market are materially inaccurate;

(3)           the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Reference Stock (or such security), if available, at any time during the last one hour period preceding the close of the principal trading session in the applicable market; or

(4)           a decision to permanently discontinue trading in the relevant futures or options contracts,

in each case as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)           a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market for such Reference Stock,

(2)           limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the Securities Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,

(3)           a suspension of trading in futures or options contracts on such Reference Stock (or such security) by the primary securities market trading in such contracts, if available, by reason of:

•                  a price change exceeding limits set by such securities exchange or market,

•                  an imbalance of orders relating to such contracts, or

•                  a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Reference Stock (or such security); and

(4)           a “suspension, absence or material limitation of trading” on the primary securities market on which futures or options contracts related to such Reference Stock (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

“Maturity Date” shall mean February 15, 2008, unless that day is not a Business Day, in which case the amount equal to the Payment at Maturity will be made on the next succeeding Business Day following February 15, 2008; provided, that if due to a non-Trading Day or a Market Disruption Event, the Observation Date is postponed so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the Observation Date, as postponed.

“Monitoring Period” shall mean the period from, but excluding, the Pricing Date to, but including, the Observation Date.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Observation Date” shall mean February 12, 2008, provided, that if an Observation Date is not a Trading Day or if there is a Market Disruption Event on such day with respect to a Reference Stock, the Calculation Agent will: (1) with respect to each Reference Stock for which such day is a Trading Day and for which a Market Disruption Event has not occurred, determine the Final Share Price of the Reference Stock by reference to the Final Share Price of the Reference Stock on that Trading Day; and (2) with respect to each Reference Stock for which such day is not a Trading Day or for which a Market Disruption Event has occurred, determine the Final Share Price of the Reference Stock by reference to the Final Share Price of the Reference Stock on the next Trading Day for the Reference Stock on which there is not a Market Disruption Event; provided, however, if a Market Disruption Event with respect to the Reference Stock occurs on each of the eight Trading Days following the originally scheduled Observation Date, then the Calculation Agent shall determine the Final Share Price of the Reference Stock based upon the mean, as determined by the Calculation Agent, of three bid prices for the Reference Stock obtained from recognized dealers in such security on that eighth Trading Day.

“Payment at Maturity”, as calculated by the Calculation Agent, for each $1,000 principal amount Security shall equal $1,000 plus any accrued and unpaid coupon payments unless:

(i)             the Final Share Price of any Reference Stock is less than its Initial Share Price; and

(ii)          a Trigger Event has occurred.

If the conditions described in (i) and (ii) are both satisfied, the Payment at Maturity shall be, instead of $1,000 for each $1,000 principal amount Security, the number of shares of the Least Performing Reference Stock equal to the Physical Delivery Amount plus any cash that the Company will pay in lieu of fractional shares in an amount equal to the product of the Final Share Price of the Least Performing Reference Stock multiplied by such fractional amount, plus any accrued and unpaid coupon payments. However, the Company may elect, in lieu of delivering the Physical Delivery Amount, to pay the Cash Value of the Physical Delivery Amount.

The Company may designate any of its affiliates to deliver any shares of the Least Performing Reference Stock pursuant to the terms of the Securities and the Company shall be discharged of any obligation to deliver such shares of the Least Performing Reference Stock to the extent of such performance by its affiliates.

“Physical Delivery Amount” shall mean the number of shares of the Least Performing Reference Stock, per $1,000 principal amount of the Securities, equal to $1,000 divided by the Initial Share Price of the Least Performing Reference Stock.

“Place of Payment” shall mean the place or places where the Payment at Maturity or amount due upon an automatic call upon the occurrence of a Knock-Out Event, if applicable, on the Securities is payable.

“Price” of one share of each Reference Stock (or one unit of any other security for which a Price must be determined) on any Trading Day means:

•                  if such Reference Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the highest intraday bid price on such day on the principal United States securities exchange registered under the Exchange Act, on which such Reference Stock (or any such other security) is listed or admitted to trading;

•                  if such Reference Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the highest reported bid price reported on the OTC Bulletin Board on such day; or

•                  if a bid price is not available pursuant to the preceding bullet points, the mean, as determined by the Calculation Agent, of the bid prices for such Reference Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of any of the Company’s affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest of the bids obtained.

The term OTC Bulletin Board will include any successor service thereto.

“Pricing Date” shall mean February 9, 2007.

“Reference Stock” shall be as defined under “Basket.”

“Relevant Exchange” for each Reference Stock shall mean the primary U.S. exchange or market for trading for such Reference Stock.

“Securities” shall have the meaning set forth on the reverse of this Security.

“Security” shall have the meaning set forth on the face of this Security.

“Stock Adjustment Factor” for each Reference Stock shall initially equal 1.0, subject to adjustment under certain circumstances as described under “Anti-dilution Adjustments” below.

“Trading Day” means a day, asdetermined by the Calculation Agent, on which trading is generally conducted on the NYSE, the American Stock Exchange (the “AMEX”), the Nasdaq Global Select Market, the Nasdaq Global Market, the Chicago Mercantile Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

“Trigger Event” shall occur if, on any Trading Day during the Monitoring Period, the Closing Price of any Reference Stock is below such Reference Stock’s Trigger Price.

“Trigger Price” for each Reference Stock shall equal a dollar amount that represents 80% of the applicable Initial Share Price of such Reference Stock in effect on such Trading Day. The Trigger Price of each Reference Stock shall initially be as follows:

Reference Stock	Trigger Price
General Electric Company	$28.4240
International Business Machines Corporation	$78.8400
Intel Corporation	$16.8160
Wal-Mart Stores, Inc.	$38.3760

“Trustee” shall have the meaning set forth on the reverse of this Security.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

The Calculation Agent will determine, among other things, the Initial Share Price of each Reference Stock, the Trigger Price applicable to each of the Reference Stocks, the Price of each Reference Stock quoted on the applicable Relevant Exchange at any time or the Closing Price of each Reference Stock on any trading day, as applicable, in each case during the Monitoring Period, the Stock Adjustment Factor of each Reference Stock, anti-dilution adjustments and reorganization events, the selection of any Successor Reference Stock, the Final Share Price of each Reference Stock, the amount of any coupon payment payable on any Coupon Payment Date and the Payment at Maturity, as well as, in determining whether a Trigger Event has occurred, whether and how much the Price or Closing Price, as applicable, of each Reference Stock during the Monitoring Period and the Final Share Price of each Reference Stock have declined from the relevant Initial Share Price. In addition, the Calculation Agent will determine whether there has been a Market Disruption Event and whether a day is a Coupon Payment Date. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without the Holders’ consent and without notifying Holders.

Anti-dilution Adjustments

The Stock Adjustment Factor for each Reference Stock is subject to adjustment by the Calculation Agent as a result of the anti-dilution and reorganization adjustments described in this section.

No adjustments to any Stock Adjustment Factor will be required unless such Stock Adjustment Factor adjustment would require a change of at least 0.1% in such Stock Adjustment Factor then in effect. A Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Stock Adjustment Factor for any Reference Stock after the close of business on the Business Day immediately preceding the Maturity Date.

No adjustments to the Stock Adjustment Factor for any Reference Stock will be required other than those specified below.

The Calculation Agent shall be solely responsible for (1) the determination and calculation of any adjustments to the Stock Adjustment Factors and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and (2) the determination of any Successor Reference Stock, and its determinations and calculations shall be conclusive absent manifest error.

The Company will, within ten Business Days following the occurrence of an event that requires an adjustment to any Stock Adjustment Factor (other than as a result of a Reorganization Event as described below), or if the Company is not aware of this occurrence, as soon as practicable after becoming so aware, provide notice to the Calculation Agent, which shall provide written notice to the trustee, which shall provide notice to Holders of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth such adjusted Stock Adjustment Factor.

Stock Splits and Reverse Stock Splits

If a Reference Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Stock Adjustment Factor relating to such Reference Stock will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•                  the prior Stock Adjustment Factor for such Reference Stock, and

•                  the number of shares which a holder of one share of such Reference Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If a Reference Stock is subject to a (i) stock dividend, i.e., issuance of additional shares of such Reference Stock, that is given ratably to all holders of shares of such Reference Stock, or (ii) distribution of shares of such Reference Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Reference Stock, then, once the dividend has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor for such Reference Stock will be adjusted so that the new Stock Adjustment Factor for such Reference Stock shall equal the prior Stock Adjustment Factor for such Reference Stock plus the product of:

•                  the prior Stock Adjustment Factor for such Reference Stock, and

•                  the number of additional shares issued in the stock dividend with respect to one share of such Reference Stock.

Non-cash Distributions

If the issuer of a Reference Stock distributes shares of capital stock, evidences of indebtedness or other assets or property of the issuer of such Reference Stock to holders of such Reference Stock (other than (i) dividends, distributions and rights or warrants referred to under “—Stock Splits and Reverse Stock Splits” and “—Stock Dividends or Distributions” above and (ii) cash distributions or dividends referred under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor for such Reference Stock will be adjusted so that the new Stock Adjustment Factor for such Reference Stock shall equal the product of:

•                  the prior Stock Adjustment Factor for such Reference Stock, and

•                  a fraction, the numerator of which is the Current Market Price of such Reference Stock and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution; provided that if the Fair Market Value of such distribution equals or exceeds the Current Market Price of such Reference Stock, the Calculation Agent shall determine in its sole discretion the appropriate adjustment to the Stock Adjustment Factor for such Reference Stock.

The “Current Market Price” of a Reference Stock means the arithmetic average of the Closing Prices of such Reference Stock for the ten Trading Days prior to the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Stock Adjustment Factor for such Reference Stock.

The “ex-dividend date” shall mean the first Trading Day on which transactions in such Reference Stock trade on the Relevant Exchange without the right to receive that distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the Closing Price of such distributed property on such ex-dividend date.

Notwithstanding the foregoing, a distribution on a Reference Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also would require an adjustment under this section shall not cause an adjustment to the Stock Adjustment Factor of such Reference Stock and shall only be treated as a Reorganization Event (as defined below) pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on a Reference Stock described in the section entitled “—Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section shall only cause an adjustment pursuant to the section entitled “—Issuance of Transferable Rights or Warrants.”

Cash Dividends or Distributions

If the issuer of a Reference Stock pays dividends or makes other distributions consisting exclusively of cash to all holders of such Reference Stock during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor for such Reference Stock will be adjusted so that the new Stock Adjustment Factor for such Reference Stock shall equal the product of:

•                  the prior Stock Adjustment Factor for such Reference Stock, and

•                  a fraction, the numerator of which is the Current Market Price of such Reference Stock and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share the issuer of such Reference Stock distributes to holders of such Reference Stock in excess of the Dividend Threshold; provided that if the amount in cash per share of such dividend or distribution equals or exceeds the Current Market Price of such Reference Stock, the Calculation Agent shall determine in its sole discretion the appropriate adjustment to the Stock Adjustment Factor for such Reference Stock.

“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of a Reference Stock that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of such Reference Stock by more than 10% of the Closing Price of such Reference Stock on the Trading Day immediately preceding the ex-dividend date.

Issuance of Transferable Rights or Warrants

If the issuer of a Reference Stock issues transferable rights or warrants to all holders of such Reference Stock to subscribe for or purchase such Reference Stock, including new or existing rights to purchase such Reference Stock at an exercise price per share less than the closing price of such Reference Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants pursuant to a shareholder’s rights plan or arrangement, and if the expiration date of such rights or warrants precedes the Maturity Date, then the Stock Adjustment Factor for such Reference Stock will be adjusted on the business day immediately following the issuance of such transferable rights or warrants so that the new Stock Adjustment Factor for such Reference Stock shall equal the prior Stock Adjustment Factor for such Reference Stock plus the product of:

•                  the prior Stock Adjustment Factor for such Reference Stock, and

•                  the number of shares of such Reference Stock that can be purchased with the cash value of such warrants or rights distributed on one share of such Reference Stock.

The number of shares that can be purchased will be based on the Closing Price of such Reference Stock on the date the new Stock Adjustment Factor for such Reference Stock is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a U.S. national securities exchange, will equal the Closing Price of such warrant or right, or, if the warrants or rights are not traded on a U.S. national securities exchange, will be determined by the Calculation Agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Stock Adjustment Factor for such Reference Stock is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the maturity date,

(a)          there occurs any reclassification or change of a Reference Stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of such Reference Stock,

(b)         the issuer of a Reference Stock, or any surviving entity or subsequent surviving entity of the issuer of a Reference Stock (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)          any statutory exchange of securities of the issuer of a Reference Stock or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)         the issuer of a Reference Stock is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)          the issuer of a Reference Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Reference Stock, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)            a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of a Reference Stock and is consummated for all or substantially all of such shares, as determined by the Calculation Agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then, instead of adjusting the Stock Adjustment Factor for such Reference Stock, the Calculation Agent, in its sole discretion without consideration for the interests of investors, shall either:

(A) determine a Successor Reference Stock (as defined below) to such Reference Stock that experiences any such Reorganization Event (the “Original Reference Stock”) after the close of the principal trading session on the Trading Day immediately prior to the effective date of such Reorganization Event in accordance with the following paragraph (each successor reference stock as so determined, a “Successor Reference Stock” and such successor reference stock issuer, a “Successor Reference Stock Issuer”); or

(B) deem the Closing Price and the Stock Adjustment Factor of such Original Reference Stock on the Trading Day immediately prior to the effective date of such Reorganization Event to be the Closing Price (in the case of daily monitoring) or Price (in the case of continuous monitoring) and Stock Adjustment Factor of such Original Reference Stock on every remaining Trading Day to, and including, the last Trading Day in the Monitoring Period.

Upon the determination by the Calculation Agent of any Successor Reference Stock pursuant to clause (A) of the preceding sentence, references in this Security to such “Reference Stock” shall no longer be deemed to refer to the Original Reference Stock and shall be deemed instead to refer to any such Successor Reference Stock for all purposes, and references in Security to “issuer” of the Original Reference Stock shall be deemed to be to any such Successor Reference Stock Issuer.

Upon the selection of any Successor Reference Stock by the Calculation Agent pursuant to clause (A) of the preceding sentence:

(i)             the Initial Share Price for such Successor Reference Stock will be the Closing Price of such Successor Reference Stock on the Trading Day immediately following the effective date of the Reorganization Event multiplied by the Initial Share Price of the Original Reference Stock and divided by the Closing Price of the Original Reference Stock on the Trading Day immediately prior to the effective date of such Reorganization Event;

(ii)          the Trigger Price for such Successor Reference Stock will be an amount that represents the same percentage of the Initial Share Price for such Successor Reference Stock as the percentage of the Initial Share Price of the Original Reference Stock represented by the Trigger Price of the Original Reference Stock, as determined by the Calculation Agent; and

(iii) the Stock Adjustment Factor for such Successor Reference Stock shall be 1.0, subject to adjustment for certain corporate events related to such Successor Reference Stock in accordance with “— Anti-dilution Adjustments.”

For the avoidance of doubt, in the case of an issuance by the issuer of a Reference Stock to all of its shareholders of equity securities of an issuer other than the issuer of such Reference Stock as described in clause (e) above, if the Closing Price of such Reference Stock as of the effective date of such issuance does not increase or decline by at least 50% from the Initial Share Price of such Reference Stock, such issuance shall not constitute a Reorganization Event and no adjustments shall be made under this “— Reorganization Events” section. Instead, such Reference Stock will be subject to adjustments as described under “— Non-cash Distributions” above.

The “Successor Reference Stock” will be the common stock of a U.S. company selected by the Calculation Agent from among the common stocks of U.S. companies then registered to trade on the NYSE, Nasdaq Global Select Market or Nasdaq Global Market that is not already a Reference Stock, with the same primary Standard Industrial Classification Code (“SIC Code”) as the Original Reference Stock that, in the sole discretion of the Calculation Agent, is the most comparable to the Original Reference Stock, taking into account such factors as the Calculation Agent deems relevant, including, without limitation, market capitalization, dividend history and stock price volatility; provided, however, that a Successor Reference Stock will not be any stock that is subject to a trading restriction under the trading restriction policies of the Company or any of its affiliates that would materially limit the ability of the Company or any of its affiliates to hedge the notes with respect to such stock (a “Hedging Restriction”); provided further that if a Successor Reference Stock cannot be identified as set forth above for which a Hedging Restriction does not exist, the Successor Reference Stock will be selected by the Calculation Agent from the largest market capitalization stock of a U.S. company within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the Original Reference Stock.

Following a Reorganization Event in which a Successor Reference Stock is selected, the Stock Adjustment Factor of the Successor Reference Stock will be subject to adjustment as described above under this “Anti-dilution Adjustments” section, and, if no Successor Reference Stock is selected, the Original Reference Stock Issuer will, upon a subsequent Reorganization Event, be subject to the election by the Calculation Agent described in clause (A) and (B) of the first paragraph under “— Anti-dilution Adjustments — Reorganization Events.”

The Company will, or will cause the Calculation Agent to, provide written notice to the Trustee, to the Company and to The Depository Trust Company (“DTC”) within thirty business days immediately following the effective date of any Reorganization Event, of the Successor Reference Stock Issuer, the Successor Reference Stock, the Trigger Price and the Initial Share Price for such Successor Reference Stock, as well as the Original Reference Stock so replaced. The Company expects that such notice will be passed on to Holders in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

Coupon Payments

For each Coupon Period for each $1,000 principal amount Security, the coupon payment for each Coupon Period will be calculated as follows:

$1,000 x Coupon Rate x (number of days in the Coupon Period / 360),

where the number of days will be calculated on the basis of a year of 360 days with twelve months of thirty days each.

Coupon payments will be made at the Coupon Rate. Coupon payments will accrue from, and including, the issue date of the Securities to, but excluding, the Maturity Date. Coupon payments will be paid in arrears on each Coupon Payment Date to, and including, the Maturity Date, to the Holders at the close of business on the date 15 calendar days prior to that Coupon Payment Date, whether or not such fifteenth calendar day is a Business Day. If the Maturity Date is adjusted as the result of a Market Disruption Event, the coupon payment due on the Maturity Date will be made on the Maturity Date as adjusted, with the same force and effect as if the Maturity Date had not been adjusted, but no additional coupon payment will accrue or be payable as a result of the delayed payment.

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT -	Custodian
			(Cust)	(Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common		(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE:  The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.